Exhibit 99.1

Augmedix Extends Term Loan Facility and Finalizes Terms for
Equity Line of Credit

Balance Sheet Initiatives Bolster Financial Strength as Company Scales Business
Towards Cash Flow Break-Even

SAN FRANCISCO, CA (June 14, 2023) – Augmedix (Nasdaq: AUGX), a healthcare technology company that delivers industry-leading ambient medical documentation, today announced that it has amended its existing senior secured term loan facility with Silicon Valley Bank (“SVB”), a division of First Citizens Bank, which may extend the interest only period by as long as 18 months from January 2024 to July 2025, and finalized terms on its previously disclosed equity line of credit with Redmile Group, LLC (“Redmile”). Combined with the $12 million of new equity from HCA Healthcare, Inc. and Redmile announced in April 2023, these actions bolster the Company’s financial strength and enhance its liquidity cushion as it scales the business toward the goal of achieving cash flow sustainability.

“We greatly appreciate the support of our lending partner and largest shareholder who both recognize the strong fundamentals and attractive prospects of our business,” noted Manny Krakaris, Chief Executive Officer. “Following the strategic partnership with HCA Healthcare announced seven weeks ago, our teams are energized as we are scaling a portfolio of AI-enabled ambient document products, including our next-generation Augmedix Go product, targeted for commercial launch by the end of the year. These two financing initiatives are key parts of our plan to ensure we have the financial strength to accomplish our goals.”

Added Paul Ginocchio, Chief Financial Officer at Augmedix, “We have previously stated that we have the necessary liquidity to reach cash flow sustainability without the need for any additional equity issuances or tapping into the new equity line of credit. I am confident in our path to profitability, even more so with the extension of the interest only period and our continued strong business momentum.”

The equity line of credit with Redmile Group is expected to provide Augmedix, at solely the Company’s option, the backstop to raise up to $5 million at $1.60 per share, with access to this facility for approximately the second half of 2024. The availability of the line of credit is subject to a shareholder vote at the Company’s annual shareholder meeting, expected to take place in the middle of July 2023. Based upon its operating plans, management does not anticipate utilizing this facility.

The extension of the interest only period of the senior secured term loan facility is subject to certain conditions, as set forth in the amendment to the senior secured loan facility, and the availability of the equity line of credit is subject to certain conditions, as set forth in the equity line of credit Securities Purchase Agreement. For further information, please see the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on June 14, 2023.

About Augmedix

Augmedix (Nasdaq: AUGX) delivers industry-leading, ambient medical documentation and data solutions to healthcare systems, physician practices, hospitals, and telemedicine practitioners. Augmedix is on a mission to help clinicians and patients form a human connection at the point of care with unobtrusive technology. Augmedix’s proprietary Notebuilder Platform extracts relevant data from natural clinician-patient conversations and converts that data into medical notes in real time, which are seamlessly transferred to the EHR. The company’s platform uses Automatic Speech Recognition, Natural Language Processing, including Large Language Models, and medical documentation specialists to generate accurate and timely medical notes. Leveraging this platform, Augmedix’s products relieve clinicians of administrative burden, in turn, reducing burnout and increasing both clinician and patient satisfaction. Augmedix is also leading the revolution in leveraging point-of-care data by making connections between millions of clinician-patient interactions and analyzing them to deliver actionable insights that elevate patient care. Augmedix is headquartered in San Francisco, CA, with offices around the world. To learn more, visit www.augmedix.com.

Forward-Looking Statements

This press release contains “forward-looking statements” that involve a number of risks and uncertainties. Such forward-looking statements include, without limitation, statements regarding: anticipated timing for commercial launch of Augmedix’s next-generation Augmedix Go product; the extent to which financing initiatives will provide Augmedix the financial strength to accomplish its goals; Augmedix’s liquidity and ability reach cash flow sustainability without the need for any additional equity issuances or tapping into the new equity line of credit; Augmedix’s path to profitability; management’s plan not to utilize the new equity line of credit; and the ability of Augmedix’s products to relieve clinicians of administrative burden and, in turn, reduce burnout and increase both clinician and patient satisfaction. Actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in our most recent Form 10-K filed with the U.S. Securities and Exchange Commission on April 17, 2023, as amended, as well as other documents that may be filed by us from time to time with the U.S. Securities and Exchange Commission. The forward-looking statements included in this press release represent our views as of the date of this press release. We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Contact Information

Investors:
Matt Chesler, CFA
FNK IR
646-809-2183
augx@fnkir.com
investors@augmedix.com

Media:
Kaila Grafeman
Augmedix
pr@augmedix.com